                                      AMENDMENT No. 1
                                           to the
                                    DECLARATION OF TRUST
                                             of
                                OPPENHEIMER PORTFOLIO SERIES

This Amendment Number 1 is effective as of January 2, 2007 to the Declaration of Trust of
Oppenheimer Portfolio Series (the "Trust"), dated as of November 30, 2004, by the duly authorized individual executing this Amendment on behalf of the Trustees of the Trust.

      WHEREAS, the Trustees established Oppenheimer Portfolio Series as a trust fund under the laws of the Commonwealth of Massachusetts, for the investment and reinvestment of funds contributed thereto, under a Declaration of Trust dated November 30, 2004;

      WHEREAS, the Trustees, acting pursuant to Section 12 of ARTICLE NINTH, of the Trust's
Declaration of Trust dated November 30, 2004, desire to change the name of one of the funds of the Trust;

      NOW, THEREFORE, the Trust's Declaration of Trust is amended as follows:

      Section 3 of Article FOURTH of the Trust's Declaration of Trust is amended as follows:

           3.  Without limiting the authority of the Trustees set forth in parts 1 and 2 of this Article FOURTH to establish and designate any further Series or
      Classes of Series, the Trustees hereby confirm the establishment of four Series of Shares having the names "Conservative Investor Fund," "Moderate Investor
      Fund," "Equity Investor Fund" and "Active Allocation Fund," and said Shares shall be divided into five Classes, which shall be designated Class A, Class B,
      Class C, Class N and Class Y.  In addition to the rights and preferences described in parts 1 and 2 of this Article FOURTH with respect to Series and
      Classes, the Series and Classes established hereby shall have the relative rights and preferences described in this part 3 of this Article FOURTH.  The
      Shares of any Series or Class that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some Series or Classes at the time of establishing and designating the same) have the following relative rights and preferences:

Acting pursuant to Section 12 of ARTICLE NINTH, the undersigned signs this amendment by and on behalf of the Trustees.

                                    Oppenheimer Portfolio Series

                                    By: /s/Kathleen T. Ives
                                        Kathleen T. Ives, Assistant Secretary